Exhibit 99.2

Wednesday July 18, 4:00 pm Eastern Time

Press Release

SOURCE: Photon Dynamics, Inc.

Photon Dynamics Completes Acquisition Of Intelligent Reasoning Systems, Inc.

Acquisition Expected to Increase Growth Opportunities In the Electronics Market

SAN JOSE, Calif., July 18 /PRNewswire/—Photon Dynamics, Inc. (Nasdaq: PHTN-news), a leading provider of integrated yield management solutions for the display, electronics and glass markets, today announced it has completed its acquisition of privately held Intelligent Reasoning Systems, Inc. (IRSI), a Texas corporation.

Photon Dynamics believes that the acquisition will provide increased growth opportunities in yield management for printed wiring assembly (PWA) and high-density interconnect (HDI) technologies in the electronics market. Headquartered in Austin, Texas, with approximately 40 employees, IRSI develops and manufactures advanced, automated optical inspection (AOI) systems utilizing its patented adaptive knowledge-based software. IRSI will be immediately integrated into Photon Dynamics' Electronics Division.

Photon Dynamics believes that the acquisition will further expand its product portfolio, intellectual property, development, sales, service, and application resources to support the electronics market. IRSI's advanced yield management solutions support a number of original equipment manufacturers (OEMs), electronic manufacturing service (EMS) companies, and HDI manufacturers such as Celestica, Flextronics, IBM, Jabil Circuit, Lucent, Sanmina, SCI, USI and others.

"Combined with our products from previously acquired CR Technology, the acquisition of IRSI will enable Photon Dynamics to provide customers with a broader suite of integrated yield management solutions and support infrastructure worldwide," stated Bruce P. Delmore, president of Photon Dynamics' Electronics Division. "IRSI's advanced, adaptive knowledge-based software received enthusiastic reviews from customers in detecting and classifying the complex defects within PWAs, integrated circuit packaging, and HDI substrates," added Mr. Delmore.

Dr. Sundar M. Kamath, Sanmina Corporation's vice president of Advanced Technology commented, "As a provider of both HDI and EMS products and services, we require integrated yield management solutions that will help us build the highly complex, dense, and integrated end products demanded by our customers. We believe this acquisition will provide manufacturers, such as ourselves, with an expanded product portfolio resulting from the combined intellectual hardware and software expertise from two leading companies, and an increased worldwide sales, service, and support infrastructure."

Jon R. Hopper, former president of IRSI, stated, "We are very excited about the opportunity to combine our technology and top-tier customer relationships with Photon Dynamics' already established products, sales, and support infrastructure. Together, we can create a truly dynamic company to support the yield management needs of customers worldwide."

Terms of the Agreement

Photon Dynamics acquired privately held IRSI in exchange for approximately 637,000 shares of newly issued Photon Dynamics common stock. For accounting purposes, the acquisition will be treated as a purchase transaction. Most of the IRSI employees are expected to become employees of Photon

Dynamics. Jon R. Hopper, former president of IRSI, will become a senior vice president of Photon Dynamics, supporting the integration of the worldwide sales and service organization, reporting to Vincent F. Sollitto, president and CEO of Photon Dynamics. Bruce P. Delmore, former vice president of marketing, strategy and business development for Photon Dynamics, has been appointed president of Photon Dynamics' Electronics Division. Vincent F. Sollitto will serve as acting vice president of marketing and business development until a replacement for Mr. Delmore is named.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the display, electronics and glass markets. Photon Dynamics' patented image acquisition and image processing technology, electro-optical design, and systems engineering expertise are currently used for test, repair and inspection of flat panel displays; inspection of cathode ray tube displays and automotive glass; and inspection of printed wiring assemblies and advanced semiconductor packaging. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput to gain an incremental yield edge critical to success. Founded in 1986, Photon Dynamics has approximately 370 employees with sales offices and customer support services in San Jose and Aliso Viejo, California; Austin, Texas; Beijing, China; Eindhoven, The Netherlands; Hsinchu and Taipei, Taiwan; Markham, Ontario, Canada; Redhill, Surrey, UK; Seoul, Korea; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

About Intelligent Reasoning Systems, Inc.

Intelligent Reasoning Systems, Inc. is headquartered in Austin, Texas, with support operations throughout North America, Asia, Europe, and Latin America. IRSI manufactures automated optical inspection (AOI) equipment for the electronic manufacturing services and high-density interconnect markets. Incorporated in 1992, IRSI began as a contractor providing adaptive intelligent systems to the U.S. Department of Defense. Since its inception, IRSI has evolved from a pure defense contractor to providing AOI systems based on the adaptive knowledge-based technology proven in Department of Defense applications. For more information about IRSI, visit its Web site at www.irsinc.com.

Safe Harbor Statement—This press release contains forward-looking statements that involve a number of uncertainties and risks. The success of the acquisition and future operating results of Photon Dynamics may differ from the results discussed or forecasted in the forward-looking statements. Such uncertainties and risks include, without limitation, risks associated with acquisitions, such as the potential failure to satisfy the closing conditions for the acquisition, potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of IRSI, the risk of loss of key personnel of IRSI, and diversion of management attention from other business concerns; and risks associated with the business, such as market acceptance of the combined company's products, the development of new products, the enhancement of existing products, manufacturing delays, dependence on key customers, product volume and mix, global economic conditions, and particularly, economic conditions in Asia; dependence on international operations, availability of key components, timing of orders received, fluctuations in foreign exchange rates, and the introduction of competing products having technological and/or pricing advantages. As a result, the operating results of Photon Dynamics may fluctuate, especially when measured on a quarterly basis, and actual results may differ substantially from expectations. For further information on potential factors that could affect the financial results of Photon Dynamics, refer to its Form 10-K for the fiscal year ended September 30, 2000, Form 10-Q for each of the quarters ended December 31, 2000 and March 31, 2001, and other filings with the Securities and Exchange Commission.

For further information please contact: Beth Popham, Corporate Communications Manager of Photon Dynamics, 408-360-3103, beth.popham@photondynamics.com; or Pat Rarus of Hilary Kaye Associates, Inc., 714-426-0444, prarus@hkamarcom.com, for Photon Dynamics.

SOURCE: Photon Dynamics, Inc.